                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]


                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.


                          MONTHLY STATEMENT APRIL 1999

                             [MERRILL LYNCH LOGO]

                      ML JWH STRATEGIC ALLOCATION FUND L.P.

Dear Limited Partner,

The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") increased 4.30% in April to $158.66 per Unit on April 30, 1999 from $152.11 on March 31, 1999.

                              --------------------

                           SPECIAL NOTICE TO INVESTORS

As of April 28, 1999, 5.00% of the Fund's assets were allocated to International Foreign Exchange Program.

        TRADING                PREVIOUS        NEW
        PROGRAM               ALLOCATION    ALLOCATION
                               9/28/98       4/28/99
Original Investment Program      20.0%         20.0%
Global Financial Portfolio       15.0%         15.0%
Financial & Metal Portfolio      12.5%         12.5%
G-7 Currency Portfolio           12.5%         10.0%
Global Diversified Portfolio     10.0%         10.0%
Dollar Program                    7.5%          5.0%
Worldwide Bond Program            5.0%          5.0%
Global Analytics                 17.5%         17.5%
International Foreign
 Exchange Program                 n/a           5.0%
                               --------      --------
                                100.0%        100.0%

                              --------------------

Effective May 11, 1999, Mr. Michael J. Perini became a director of the General Partner, replacing Mr. Joseph H. Moglia. Mr. Perini was born in 1947. Since February 1998, Mr. Perini has been First Vice President and Senior Director of the Defined and Managed Funds Group, which includes Defined Asset Funds, Special Investments and Merrill Lynch Investment Partners. This is part of the Investment Strategy Product Group of Merrill Lynch Private Client. Previously, Mr. Perini was Director of Defined Asset Funds and has held various management positions since he joined Merrill Lynch in 1970. Mr. Perini attended St. John's University and New York University as well as The Stanford University Marketing Management Program. He was elected to the Board of Governors of the Investment Company Institute in Washington, DC, and is Chairman of the Unit Investment Trust Committee of the Institute.

                              --------------------

John W. Henry & Company, Inc. has provided the following supplemental information regarding its principals:

Effective April 16, 1999, Mr. Kevin Treacy is no longer a vice president, corporate finance or a principal of John W. Henry & Company, Inc. or any of its affiliates.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                                APRIL 30, 1999
                             STATEMENT OF CHANGES
                              IN NET ASSET VALUE
                                  (UNAUDITED)

Net Asset Value (2,166,834 Units) at
  March 31, 1999                                                  $329,606,882
Additions of 112,825 Units                                          17,161,811
Net Income/(Loss) for April 1999                                    14,913,568
Redemptions of 23,413 Units                                         (3,714,707)
                                                                  ------------
Net Asset Value (2,256,246 Units) at
  April 30, 1999                                                  $357,967,554
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
  April 30, 1999                                                  $     158.66
                                                                  ------------
                                                                  ------------

------------------------------------------------------------------------------

                          STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                                      April
                                                                  ------------
Revenues:
  Realized Profit/(Loss)                                          $   (271,383)
  Change in Unrealized Profit/(Loss)                                18,019,827
                                                                  ------------
Total Trading Results                                               17,748,444
  Interest Income                                                    1,354,234
                                                                  ------------
Total Revenues                                                      19,102,678

Expenses:
  Brokerage Commissions                                              2,363,905
  Administrative Fees                                                   76,255
                                                                  ------------
Total Expenses                                                       2,440,160
                                                                  ------------
Income/(Loss) Before Special Profit
  Share Allocation and Minority Interest                            16,662,518
                                                                  ------------
Minority Interest                                                       (6,566)
Special Profit Share Allocation                                     (1,742,384)
                                                                  ------------
Net Income/(Loss) From Joint Venture                                14,913,568
                                                                  ------------
Net Income/(Loss)                                                 $ 14,913,568
                                                                  ------------
                                                                  ------------

------------------------------------------------------------------------------

TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.

                                        /s/ Michael Pungello
                                        ---------------------------------------
                                        Michael Pungello
                                        Chief Financial Officer
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.

Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Princeton Corporate Campus
800 Scudders Mill Road, Section 2G
Plainsboro, New Jersey 08536

                                                          JWHSDOM